UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 3, 2013

Rockwell Automation, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12383	25-1797617
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1201 South Second Street, Milwaukee, Wisconsin		53204
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-382-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 3, 2013, our Board of Directors increased the number of directors of Rockwell Automation, Inc. (the Corporation) from eight to ten in accordance with our By-Laws.

On April 3, 2013, our Board of Directors elected J. Phillip Holloman and Lawrence D. Kingsley as directors of the Corporation to fill the vacancies created by such increase in the number of directors and designated them as members of the class of directors with a term expiring at our 2015 Annual Meeting of Shareowners. Mr. Holloman was appointed as a member of the Audit Committee and the Technology and Corporate Responsibility Committee of the Board of Directors and Mr. Kingsley was appointed as a member of the Audit Committee and the Compensation Committee of the Board of Directors.

In connection with their elections to the Board, Messrs. Holloman and Kingsley received the standard equity and cash compensation paid to our non-employee directors and new non-employee directors upon first election to the Board, including 887 shares of common stock pursuant to our 2003 Directors Stock Plan, as amended. Director compensation is more fully described in our definitive Proxy Statement for our 2013 Annual Meeting of Shareowners.

There is no arrangement or understanding between either Mr. Holloman or Mr. Kingsley and any other person pursuant to which he was selected as a director. Neither Mr. Holloman nor Mr. Kingsley is a party to any transaction subject to Item 404(a) of Regulation S-K involving the Corporation or any of its subsidiaries.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockwell Automation, Inc.

April 4, 2013	By:	/s/Douglas M. Hagerman

Name: Douglas M. Hagerman
Title: Senior Vice President, General Counsel and Secretary